Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Hycroft Mining Holding Corporation’s Registration Statement on Form S-3 (File No. 333-257567) of our report dated March 30, 2022, relating to the consolidated financial statements as of and for the year ended December 31, 2021, which appear in the Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

June 1, 2023

Southfield, Michigan